Exhibit 10.08

Mitchell T. Weisman

Dear Mitchell:

On behalf of Gator.com (the “Company”), we are delighted to extend an offer to you to join the Company as its senior director of business development. The members of the Company’s management team are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1. Position.

(a) As Senior Director of Business Development, working out of the Company’s new headquarters office in Redwood City, California, you will help manage the initiation, negotiation, and implementation of strategic partnerships, as well as helping to manage venture capital, corporate finance, and/or mergers and acquisition activity for the Company, reporting to Jeff McFadden.

2. Start Date. Subject to fulfillment of any conditions imposed by this letter agreement, you will be retroactively assumed to have commenced this new position on October 24, 1999.

3. Proof of Right to Work. For purposes of Federal Immigration Law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated. Failure by the Company to notify you of any required documentation within five business days of days of your date of hire shall be deemed the Company’s satisfaction that you are in compliance with such Federal Immigration Law.

4. Compensation.

(a) Cash Salary. You will be: paid a monthly base salary of $10,416.67 (i.e. $125,000 on an annualized basis). Your salary will be payable semimonthly pursuant to the Company’s regular payroll policy. In addition, you will be paid a performance-based bonus oat a quarterly basis. The target for this bonus will be $10,000 per quarter for expected performance. The bonus may vary from this target to the extent actual performance is stronger or weaker than expected. Performance will be reviewed quarterly, and salary will be reviewed the earlier of (a) August 1, 2000 or (b) such time as it is determined that you will be promoted to VP Business Development.

(b) Stock Options. In connection with your prior consulting, the Company will recommend to the Board of Directors that you be granted an option to purchase 35,000 shares of the Company’s Common Stock (“Consulting Shares”) with an exercise price equal to the fair market value at the time of your Start Date. These Consulting Shares will be fully vested at the time of grant. In addition, in connection with the commencement of your employment, the Company will recommend to the Board that you be granted an option to purchase 212,500 shares of the Company’s Common Stock (“Employment Shares”) with an exercise price equal to the fair market value on the date of the grant. The Employment Shares will vest as follows: (1) 25% at the earlier of (a) March 31, 2000, or (b) such time as the Company elects to terminate your employment without Cause (as defined below); and (2) 75% in 48 equal monthly installments, beginning retroactively from August 1, 1999. Except as otherwise described herein, vesting will cease at such time as you are no longer employed with the Company. The options will be incentive stock options to the maximum extent allowed by the tax code and will be subject to the terms of the Company’s Stock Plan and the Stock Option Agreement between you and the Company.

(c) VP of Business Development. The Company believes you may be a viable candidate to be promoted to VP of Business Development. To this end, the Company will review your performance and make a decision on a potential promotion no later than June 30, 2000. If the Company, in it’s sole discretion, elects to promote you to VP of Business Development, the Company will recommend to the Board that you be granted an option to purchase an additional 212,500 shares of the Company’s Common Stock (“VP Shares”) with an exercise price equal to the fair market value at the time of the grant. These VP Shares will begin vesting in 48 equal monthly installments, beginning with the first month after the date of such promotion.

(d) Contingent upon Board approval. The company understands that your acceptance of this offer is contingent upon approval of the stock grants described herein by the Company’s Board of Directors within 30 days.

5. Benefits. You will be entitled to participate in the Company’s benefits plans. You will also be entitled to the Company’s vacation program, which is currently fifteen days vacation and ten paid holidays.

6. Responsibilities. You agree, to the best of your ability and experience, that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote most of your business time and attention to the business of the Company. You shall cease other full time employment immediately upon execution of this agreement. However, the Company understands and acknowledges that you will be performing against other obligations (“Non-Company Obligations”) during your employment, which may at times involve conflicts of interest, and which may involve monetary compensation. In general, these activities may include (1) managing Farley West Ventures on-going affairs, both administrative and vis-à-vis portfolio companies, and (2) pursuing a new venture capital opportunity, which would likely take the form of supporting the fund-formation process. The Company will provide you written notice if it believes either (a) your time allocation to performing Non-Company Obligations is significantly inhibiting your ability to perform your Company duties, or (b) you have an unreasonable conflict of interest. Other than the activities described above, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors. Except as it relates to private equity investments, you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria, from serving on boards of companies or charitable organizations, periodically making private equity investments, or from owning no more than one percent (1%) of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

7. Confidentiality of Terms. You agree to follow the Company’s policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this agreement, regarding salary, bonuses, or stock purchase or option allocations to any person, including other employees of the Company; provided, however, that you may discuss such terms with members of your immediate family and any legal, tax or accounting specialists who provide you with individual legal, tax or accounting advice.

At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability except as provided in this agreement. However, in the event the Company elects to terminate your employment without Cause prior to March 31, 2000, then you will immediately vest in the 25% of your Employment Shares that would otherwise have vested on March 31, 2000.

For purposes of this Agreement, the Company shall be: deemed to have Cause for terminating your employment in the following circumstances:

(i) After having received written notice from the Company that the Company, in it’s sole discretion, determines that your time allocation to performing Non-Company Obligations is significantly inhibiting your ability to perform your Company duties, or that you have an unreasonable conflict of interest, you fail to adjust such time allocation or resolve such conflict of interest within 30 days of your receiving such written notice;

(ii) You engage in self-dealing constituting a breach of your duty of loyalty to the Company, including engaging in any competitive activity, any breach of the Confidentiality Agreement described in Section 9 hereof or other intentional disclosure of confidential Company information to any third party without specific authority to do so, or any disparagement of the

Company to any employee, customer or supplier (provided, however, that you will not be considered to have breached your duty of loyalty to the Company or to have engaged in any competitive activities by performing your Non-Company Obligations or other private equity investment activities unless you disclose Company Confidential Information);

(iii) You commit a criminal act relating to the performance of your duties hereunder or which is punishable as a felony, or which involves moral turpitude;

(iv) You violate the Company’s policies prohibiting discrimination and harassment; or

(v) You materially fail to perform the duties of your position after written notice from the Company specifying with particularity the alleged failure, and you do not remedy such failure within 30 days of receiving written notice from the Company of such failure.

8. Confidentiality Agreement. In connection with and as a condition of your employment with the Company, you agree to execute an agreement that is similar to the enclosed standard Company Confidential Information and Inventions Assignment Agreement. The confidentiality agreement you sign shall permit you to disclose such information to Gator.com investors whose interests you represent to the extent that you may be required in order to uphold your non-company fiduciary duties.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to us, along with a signed and dated copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours, Gator.com Corporation

By:	/s/ Jeff McFadden

Jeff McFadden, CEO

ACCEPTED AND AGREED:

/s/ Mitchell T. Weisman

Mitchell T. Weisman

Signature

11/16/99
Date

Enclosure: Confidential Information and Inventions Assignment Agreement